Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports record second quarter financial results; raises full-year guidance
•Record quarterly net sales of $4.9 billion
•Organic sales growth of 4% year over year (YOY), led by higher selling prices
•Record quarterly earnings per diluted share (EPS) of $2.06 and adjusted EPS of $2.25
•Significant progress on margin recovery; segment margins up 330 basis points YOY
•Strong year-to-date operating cash flow of about $620 million; up about $750 million YOY

PITTSBURGH, July 20, 2023 – PPG (NYSE:PPG) today reported financial results for the second quarter 2023.

Second Quarter Consolidated Results

$ in millions, except EPS	2Q 2023	2Q 2022	Y-O-Y change
Net sales	$4,872	$4,691	+4%
Net income(a)	$490	$443	+11%
Adjusted net income(a)(b)	$534	$430	+24%
EPS(a)	$2.06	$1.86	+11%
Adjusted EPS(a)(b)	$2.25	$1.81	+24%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

President and CEO Comments
Tim Knavish, PPG president and chief executive officer, commented on the quarter:

The PPG team delivered record sales and earnings in the second quarter driven by our diverse portfolio. While overall global industrial demand was lackluster, several of our technology-advantaged businesses and leading brands once again delivered strong growth. In particular, the aerospace, automotive original equipment manufacturer (OEM), automotive refinish coatings and PPG Comex businesses all achieved record sales during the quarter.

We made excellent progress in restoring operating margins toward our prior historical profile, as we sharply improved year-over-year segment margins by 330 basis points. Additionally, we demonstrated one of our long-standing legacies of strong cash generation with record operating cash flow for the first half of the year, and we are targeting further working capital improvements in the second half of the year, specifically in raw materials inventory.

Looking ahead, we anticipate that the global macroeconomic environment will remain generally consistent with the second quarter including continued tepid global industrial production, along with some incremental slowing in U.S. architectural residential repaint due to significantly lower existing home sales. Given the strength and momentum we have experienced year to date in several of our businesses, such as aerospace coatings and automotive OEM coatings, we expect our diverse portfolio mix to provide us with continued resiliency. On a regional basis, we anticipate modest sequential demand improvement in China and aggregate European demand to stabilize, albeit at current lower absolute levels. In addition, our supply chain and raw material availability has returned to pre-pandemic levels, and in some instances there is excess supply.

As I mentioned at my CEO investor briefing in May, we remain highly focused on our enterprise growth strategy and partnering with our customers to deliver superior service and products with a focus on enhancing their productivity and sustainability. As a result, we expect to achieve more customer success in subsequent quarters. Lastly, PPG will mark its 140th anniversary in August, a strong testament to the dedication of PPG team members around the world who support our heritage of delivering value to our customers every day.

Second Quarter 2023 Reportable Segment Financial Results
Performance Coatings segment

$ in millions	2Q 2023	2Q 2022	Y-O-Y change
Net sales	$3,041	$2,929	+4%
Segment income	$537	$446	+20%
Segment income %	17.7%	15.2%
Sales volumes			-3%
Selling prices			+6%
Foreign currency translation			+1%

Performance Coatings net sales increased led by higher selling prices in all businesses and favorable foreign currency translation that more than offset lower sales volumes.

Demand for PPG’s technology-advantaged aerospace products remained robust across all product categories as the business delivered record sales aided by low-teen percentage sales volume growth year over year. PPG Comex delivered another record quarter and continues to benefit from a growing Mexican economy and its well-established brand. Organic sales in the U.S. architectural coatings business were solid in the professional paint channel, especially for non-residential activity, but offset by continuing soft do-it-yourself demand. As expected, demand for architectural coatings in Europe remained at lower levels with sales volumes down about 10% on a year-over-year basis due to reduced remodeling activity and weak regional consumer confidence. Automotive refinish coatings organic sales increased by a mid-single-digit percentage led by higher global selling prices and sales volume growth in the U.S. where demand approached pre-pandemic levels. Organic sales in the protective and marine coatings business improved by a high single-digit percentage, with solid contributions from higher selling prices and sales volumes compared to the second quarter of 2022.

Segment income increased by 20% versus the prior year primarily due to higher selling prices and moderating input costs, which more than offset the impact of lower sales volumes. Segment operating margins improved by approximately 250 basis points year over year.

Industrial Coatings segment

$ in millions	2Q 2023	2Q 2022	Y-O-Y change
Net sales	$1,831	$1,752	+4%
Segment income	$250	$156	+60%
Segment income %	13.6%	8.9%
Sales volumes			-1%
Selling prices			+5%
Foreign currency translation			-1%
Acquisitions and divestitures			+1%

Industrial Coatings net sales increased primarily driven by higher selling prices across all businesses, partially offset by lower sales volumes.

Automotive OEM coatings organic sales were higher by a mid-teen-percentage with solid growth in all major regions from increases in both sales volumes and selling prices. While global industry growth rates have improved in the first half of 2023, they remain well below pre-pandemic levels. Industrial coatings organic sales declined a mid-single-digit percentage as solid selling price realization was more than offset by lower sales volumes due to soft global industrial production. Packaging coatings organic sales were lower by a mid-single-digit percentage as higher selling prices were more than offset by lower sales volumes due to soft demand in each major region and most product categories.

Segment income was higher than the prior year by $94 million, or 60%, primarily due to higher selling prices and moderating raw material costs. Segment margins improved by 470 basis points compared to the second quarter 2022.

Additional Financial Information
•At quarter end, the company had cash and short-term investments totaling nearly $1.3 billion. Net debt was $5.6 billion, which is about $500 million lower compared to the prior-year second quarter.
•Inventories decreased on a sequential basis but remain above targeted and historic levels.
•Corporate expenses were $85 million in the second quarter, which was $30 million higher than the prior year, primarily due to stock-based compensation associated with total shareholder return and other performance-based incentive compensation, along with previously noted non-cash pension expense.
•Acquisition-related synergies and business restructuring programs delivered about $15 million of incremental cost savings in the quarter.

Outlook
The company is raising its adjusted EPS guidance for full-year 2023. The following projections take into consideration current global economic activity, soft global industrial production, continued economic uncertainty associated with the impacts of geopolitical issues in Europe and higher interest rates in most developed countries:

Outlook	3Q 2023	FY 2023
Total organic sales	up low single digit % YOY
Adjusted EPS	$1.85 – $1.95 per share	$7.28 - $7.48 per share
The effective tax rate for third quarter 2023 is expected to be between 23% and 24%, higher than third quarter 2022 primarily due to nonrecurring discrete tax items in the prior year. This higher effective tax rate is expected to have an unfavorable year-over-year impact on adjusted third quarter 2023 EPS of approximately $0.07 to $0.09.

The quarterly and full year adjusted EPS figures exclude amortization expense, previously approved and communicated business restructuring, a non-cash pension settlement charge, transaction-related costs and the benefit from an insurance recovery in the first quarter 2023. Additional information related to 2023 financial projections may be found in the detailed commentary and associated presentation slides related to the second quarter financial information which are posted on the company’s investor relations website.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions, divestitures and the wind down of Russia operations.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $17.7 billion in 2022. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, July 20. The company will hold a conference call to review its second quarter 2023 financial performance on July 21, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.netroadshow.com/events/login?show=591d152e&confId=48643.
The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available July 21, beginning at approximately 11:00 a.m. ET, through August 4, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK, (Local) 0204-525-0658; international, +44-204-525-0658; passcode 605407. A Web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Thursday, July 18, 2024.

Forward-Looking Statements

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the expected effects on our business of COVID-19, global economic conditions, geopolitical issues in Europe, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2022 Annual Report on Form 10-K considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of July 20, 2023, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of third quarter and full-year 2023 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Second Quarter 2023		Second Quarter 2022
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$490	$2.06	$443	$1.86
Acquisition-related amortization expense	30	0.13	32	0.13
Business restructuring-related costs, net(b)	11	0.05	6	0.03
Transaction-related costs(c)	3	0.01	9	0.04
Impairment and other related (income)/charges, net(d)	—	—	(60)	(0.25)
Adjusted net income from continuing operations, excluding certain items	$534	$2.25	$430	$1.81

	Second Quarter 2023			Second Quarter 2022
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$646	$149	23.1%	$566	$118	20.8%
Acquisition-related amortization expense	40	10	24.6%	42	10	24.6%
Business restructuring-related costs, net(b)	14	3	24.0%	8	2	25.7%
Transaction-related costs(c)	7	2	24.3%	6	(3)	(50.0%)
Impairment and other related (income)/charges, net(d)	—	—	—%	(60)	—	—%
Adjusted effective tax rate, continuing operations, excluding certain items	$707	$164	23.2%	$562	$127	22.6%

(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.
(c)Transaction-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Transaction-related costs also include losses on the sale of certain assets, which are included in Other charges/(income), net in the condensed consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which are included in Cost of sales, exclusive of depreciation and amortization in the condensed consolidated statement of income. In 2023, net loss of $2 million was attributable to noncontrolling interests.
(d)In the first quarter 2022, the Company recorded impairment and other related charges due to the wind down of the company’s operations in Russia. In the second quarter 2022, the Company released a portion of the previously established reserves for Receivables and Inventories due to the collection of certain trade receivables and the realization of certain inventories.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2023	2022	2023	2022
Net sales	$4,872	$4,691	$9,252	$8,999
Cost of sales, exclusive of depreciation and amortization	2,866	2,954	5,462	5,652
Selling, general and administrative	1,069	982	2,061	1,956
Depreciation	93	99	185	201
Amortization	40	42	81	85
Research and development, net	110	115	214	230
Interest expense	67	38	126	68
Interest income	(32)	(11)	(57)	(20)
Impairment and other related (income)/charges, net	—	(60)	—	230
Pension settlement charge	—	—	190	—
Other charges/(income), net	13	(34)	(9)	(47)
Income before income taxes	$646	$566	$999	$644
Income tax expense	149	118	229	173
Income from continuing operations	497	448	770	471
Loss from discontinued operations, net of tax	—	(2)	—	(2)
Net income attributable to controlling and noncontrolling interests	$497	$446	$770	$469
Net income attributable to noncontrolling interests	(7)	(5)	(16)	(10)
Net income (attributable to PPG)	$490	$441	$754	$459

Amounts attributable to PPG:
Income from continuing operations, net of tax	$490	$443	$754	$461
Loss from discontinued operations, net of tax	—	(2)	—	(2)
Net income (attributable to PPG)	$490	$441	$754	$459

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$2.08	$1.87	$3.20	$1.95
Loss from discontinued operations, net of tax	—	(0.01)	—	(0.01)
Net income (attributable to PPG)	$2.08	$1.86	$3.20	$1.94

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$2.06	$1.86	$3.18	$1.94
Loss from discontinued operations, net of tax	—	(0.01)	—	(0.01)
Net income (attributable to PPG)	$2.06	$1.85	$3.18	$1.93

Average shares outstanding	236.0	236.4	235.9	236.5

Average shares outstanding - assuming dilution	237.3	237.6	237.1	237.9

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Six Months Ended June 30
	2023	2022
Cash from/(used for) operating activities	$621	$(136)
Cash used for investing activities:
Capital expenditures	$242	$264
Business acquisitions, net of cash balances acquired	106	$43
Financing activities:
Dividends paid on PPG common stock	$292	$279

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2023	2022	2022
Current assets:
Cash and cash equivalents	$1,228	$1,099	$931
Short-term investments	68	55	61
Receivables, net	3,821	3,303	3,818
Inventories	2,506	2,272	2,481
Other current assets	445	444	465
Total current assets	$8,068	$7,173	$7,756

Current liabilities:
Short-term debt and current portion of long-term debt	$809	$313	$325
Accounts payable and accrued liabilities	4,306	4,087	4,511
Current portion of operating lease liabilities	188	183	183
Restructuring reserves	113	138	146
Total current liabilities	$5,416	$4,721	$5,165

Long-term debt	$6,099	$6,503	$6,766

PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2023	2022	2022
Operating Working Capital(a)	$3,485	$2,830	$3,081
As a percent of quarter sales, annualized	17.9%	16.9%	16.4%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended June 30		Six Months Ended June 30
	2023	2022	2023	2022
Net sales
Performance Coatings	$3,041	$2,929	$5,669	$5,499
Industrial Coatings	1,831	1,762	3,583	3,500
Total	$4,872	$4,691	$9,252	$8,999

Segment income
Performance Coatings	$537	$446	$932	$765
Industrial Coatings	250	156	490	296
Total	$787	$602	$1,422	$1,061

Items not allocated to segments
Corporate	(85)	(55)	(152)	(107)
Interest expense, net of interest income	(35)	(27)	(69)	(48)
Pension settlement charge(a)	—	—	(190)	—
Business restructuring-related costs, net(b)	(14)	(8)	(14)	(22)
Transaction-related costs(c)	(7)	(6)	(7)	(10)
Insurance recovery of expenses incurred due to a natural disaster(d)	—	—	9	—
Impairment and other related income/(charges), net(e)	—	60	—	(230)
Income before income taxes	$646	$566	$999	$644

(a)
In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.
(b)
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.

(c)
Transaction-related costs include advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions. These costs are included in Selling, general and administrative expense in the condensed consolidated statement of income. Transaction-related costs also include losses on the sale of certain assets, which are included in Other charges/(income), net in the condensed consolidated statement of income, and the impact for the step up to fair value of inventory acquired in certain acquisitions, which are included in Cost of sales, exclusive of depreciation and amortization in the condensed consolidated statement of income.
(d)
The company incurred expenses due to damages at a southern U.S. factory resulting from a hurricane in 2020. In the first quarter 2023, the company received reimbursement under its insurance policies related to the damages incurred at this factory due to this hurricane.
(e)
In the first quarter 2022, the Company recorded impairment and other related charges due to the wind down of the company’s operations in Russia. In the second quarter 2022, the Company released a portion of the previously established reserves due to the collection of certain trade receivables and recorded recoveries due to the realization of certain previously written-down inventories.